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HEALTHAXIS INC                                                       EXHIBIT 11
COMPUTATION OF EARNINGS (LOSS) PER SHARE
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(In thousands except per share data)                              Three Months Ended June 30       Six Months Ended June 30
                                                                   2000               1999          2000             1999
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
Primary Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:                       ($244,587)       ($10,539)     ($265,517)      ($13,440)

WEIGHTED AVERAGE SHARES:
   Common stock                                                        13,098          12,039         13,072         11,797

   Common stock equivalents applicable to stock options and warrants

      Total                                                            13,098          12,039         13,072         11,797

PRIMARY EARNINGS (LOSS) PER SHARE:                                     (18.67)       $  (0.88)        (20.31)       $ (1.14)




Fully Diluted Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:                        (244,587)       $ (10,539)      (265,517)      $(13,440)

WEIGHTED AVERAGE SHARES:
   Common stock                                                        13,098          12,039         13,072         11,797
   Common stock equivalents applicable to stock options and
       warrants                                                             *                              *

      Total                                                            13,098          12,039         13,072         11,797

FULLY DILUTED EARNINGS (LOSS) PER SHARE:                               (18.67)       $  (0.88)        (20.31)       $ (1.14)
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*  Anti-dilutive;  therefore effects have been excluded.